Exhibit 99.1


                   Nutrition 21 Reports Fiscal Fourth-Quarter
                           And Full-Year 2003 Results


                         Company Reports Compliance with

                  NASDAQ's SmallCap Market Listing Requirements



         PURCHASE, N.Y., September 29, 2003 - Nutrition 21 (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today announced financial results for the fourth quarter and fiscal year ended June 30, 2003. The financial results for fiscal year 2003 include a non-cash charge of $4.4 million relating to an impairment of long-lived assets. There was no cash impact as a result of this write off.



         Revenues for the fourth quarter were $1.8 million compared to $3.8 million for the comparable period a year ago. Net loss for the quarter, including the impairment charge, was $7.0 million or $(0.22) loss per diluted share, compared to a net loss for the fourth quarter of fiscal year 2002, which also included an impairment charge of $7.1million, of $6.7 million or ($0.20) loss per diluted share. For the fiscal year ended June 30, 2003, Nutrition 21 reported revenues of $10.6 million, compared to $14.7 million in the same period a year ago. Net loss, including the impairment charges, was $10.5 million or $(0.32) loss per diluted share for fiscal year 2003, compared to a net loss of $6.0 million or ($0.19) loss per diluted share for the prior year.



         The Company closed the year with $ 4 million in cash and no debt. The Company is pleased to report that it is now in compliance with Nasdaq's minimum bid price requirement for continued listing on Nasdaq's SmallCap Market.



         Gail Montgomery, President and CEO of the Company commented, "Fiscal 2003 was a pivotal year in establishing our goal of launching DiachromeTM, our first branded product, as a nutritional therapy for people with diabetes. With each new clinical milestone achieved this past year we have moved closer to commercializing Diachrome. The important milestones include:



         o Presentation of data compiled through the Company's Patient Experience Program reported on at the 18th International Diabetes Federation Congress showing that Diachrome supplementation, as part of a patient care program, resulted in an average reduction of 1.1% in glycosylated hemoglobin, or HbA1c, levels in people with type diabetes over a 12-week period. HbA1c is a marker of long-term blood sugar control.


         o Initiation and rapid enrollment of a 600-patient trial conducted in conjunction with Diabetex, a leading disease management company, to further confirm the ability of Diachrome to lower HbA1c levels. The study is expected to be complete by June 2004.

         o Presentation of data uncovering potential mechanisms of action of chromium picolinate in insulin mediated glucose metabolism at both the 63rd Annual Meetings & Scientific Sessions of the American Diabetes Federation and the 18th International Diabetes Federation Congress.



         The results of our Lite Bites product line have been disappointing. Increased competition in the nutrition bar business and waning sales in the overall weight loss category related to the ephedra controversy resulted in less than expected sales. Reduced airtime on QVC exacerbated this difficult marketing environment, and while we attempted to expand beyond QVC this year, our club store test market with Leiner Health Products, Inc., indicated that the cost of a retail expansion could not be justified. As the Company's focus is to rapidly commercialize Diachrome, we made the decision to limit our investment in this product line and have taken a $4.4 million non-cash charge to write off intangible assets related to this product line.



         Our basic ingredients business, while marginally affected by the weakness in the nutritional supplements industry, remains a strong contributor to cash flow. We intend to continue strengthening our ingredients business, where Chromax chromium picolinate is our flagship ingredient. Chromax is licensed for use in nearly 85% of all US chromium mineral supplement products. The current US chromium market is only a tenth as large as the calcium category, an essential mineral that currently enjoys a strong public health recommendation for daily supplementation. Our chromium research program is yielding exciting, yet to be published results that should substantiate the benefits of chromium supplementation in people who are insulin resistant, a condition estimated to affect as many as one in four Americans. Over time, as we communicate these new findings and obtain the endorsement of the healthcare community, we believe the chromium market has the potential to rival the calcium market.



         Montgomery closed, "We look forward to confirming the preventative health benefits associated with Chromax chromium picolinate for use in the general population, and the therapeutic effect of Diachrome supplementation for people with diabetes. In fiscal 2004 we intend to aggressively promote and publicize these findings to increase market awareness and prepare for the commercialization of our patented brands."

                               About Nutrition 21
Nutrition 21 is a leading developer and marketer of nutritional supplements whose health benefits have been substantiated by clinical research. The market leader in nutritional chromium, Nutrition 21 currently holds 36 patents for nutrition products, 22 for chromium compounds and their uses. More information is available at www.nutrition21.com.

                              Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2002 and subsequent reports on From 10-Q. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.



                             (See attached tables.)



Contact:

Investor Relations:  914-701-4545

                               NUTRITION 21, INC.

                      Condensed Consolidated Balance Sheets

                                 (in thousands)

                                   (unaudited)

                                                                June 30,
                                                                --------
ASSETS                                                      2003        2002
                                                         -------     -------

Current assets:
  Cash and cash equivalents                              $ 4,059     $ 4,974
  Accounts receivable, net                                 1,140       2,219
  Other receivables, net                                   1,100       1,097
  Inventories, net                                         1,135       1,075
  Other current assets                                       196         788
                                                         -------     -------
Total current assets                                       7,630      10,153

Property and equipment, net                                  479         654
Patents, trademarks, and other intangibles, net           10,612      17,073
Other assets                                                 199         220
                                                         -------     -------

Total Assets                                             $18,920     $28,100
                                                         =======     =======

LIABILITIES, AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                    3,456       2,102
  Contingent payments payable                                 26          43
  Preferred dividends payable                                  2           6
                                                         -------     -------

Total Liabilities                                          3,484       2,151
                                                         -------     -------


Stockholders' Equity                                      15,436      25,949
                                                         -------     -------

Total Liabilities, and Stockholders' Equity              $18,920     $28,100
                                                         =======     =======

                               NUTRITION 21, INC.

                 Condensed Consolidated Statements of Operations

                      (In thousands, except per share data)

                                   (unaudited)



                                                                          Year ended
                                                                            June 30,
                                                                        2003       2002
                                                                        ----       ----

Net sales                                                            $ 10,265    $ 14,314
Other revenues                                                            350         354
                                                                     --------    --------


Revenues                                                               10,615      14,668

Cost of goods sold                                                      4,129       4,344
                                                                     --------    --------

Gross profit                                                            6,486      10,324

Expenses:

   Selling, General and Administrative                                  8,201       7,349

   Research and Development                                             2,232       1,017

Depreciation and Amortization                                           2,691       2,619
Impairment of Intangibles                                               4,443       7,128
                                                                     --------    --------
Operating (loss)                                                      (11,081)     (7,789)



Interest income (expense), net                                             31         (16)

Other income                                                               --       1,794
                                                                     --------    --------

(Loss) before income taxes                                            (11,050)     (6,011)

Income taxes (benefit)                                                   (544)         --
                                                                     --------    --------

Net (loss)                                                           $(10,506)   $ (6,011)
                                                                     ========    ========

Basic (loss) per share                                               $  (0.32)      (0.19)
                                                                     ========    ========

Diluted (loss) per share                                             $  (0.32)   $  (0.19)
                                                                     ========    ========
Weighted average number of common shares outstanding - basic           33,309      32,622
                                                                     ========    ========

Weighted average number of common shares and equivalents - diluted     33,309      32,622
                                                                     ========    ========
